PARAGON CAPITAL LP
110 EAST 59TH STREET, 29TH FL NEW YORK, NY 10022
(212) 593-1600

August 12, 2008

Mr. Scott Goldsmith
2770 So. Maryland Pkwy.
Las Vegas, NV 89109

Dear Mr. Goldsmith:

The following sets forth a clarification of and an addendum to the Schedule A agreement (the "Agreement") between Paragon. Capital LP ("Paragon"), Scott Goldsmith ("Goldsmith") and Prevention Insurance.com Inc. (the "Company" or "Prevention") dated December 28, 2007.

1.
In accordance with the Stock Purchase Agreement dated December 31, 2007, Paragon paid Prevention a total of $250,000 for a total of 71,428,571 shares of the Company. Prevention paid to Goldsmith $200,000 to an account designated by Goldsmith under the name Quick. Pay. All assets and liabilities (including the payment to Goldsmith of $200,000 or remainder thereof) of the Quick Pay businP.ss will remain on the balance sheet of Prevention„ until the date that Prevention conveys all of the assets and liabilities of Quick Pay to Goldsmith, which will not be later than October 31, 2008. The payment of the $200,000 to Goldsmith, which has already occurred, and the conveyance of the assets and liabilities of Quick Pay to Goldsmith shall be in consideration for the cancellation of all of the issued and outstanding shares of preferred stock, warrants and liabilities held by Goldsmith. Such cancellation of the preferred, warrants and liabilities has been completed.

2.
Paragon agrees that on the date of the Quick Pay conveyance it will assign warrants to Goldsmith to acquire 5,000,000 shares of common stock (which will replace the 4,000,000 warrants referred to in the Agreement) exercisable over a 3 year term and with an exercise price of $0.01. These warrants and underlying shares of common stock are subject to usual dilution for any stock split or other stock subdivision.

3.
The Company agrees that the $400,000 amount to be paid to Goldsmith shall be for the above consideration. The $400,000 payment owed to Mr. Goldsmith shall be payable upon the earlier of (i) such time as the Company has completed a PIPE financing of at least $2,000,000 or (ii) such time as the Company completes a reverse merger transaction, or (iii) eighteen months from the date of the original agreement dated December 28, 2007 Scheduled A. In the absence of (i) (ii) or (iii) Prevention will have the right to require Goldsmith to convert the $400,000 payment into 1,600,000 common shares, non dilutable for stock splits for a period from 4 yrs from the date of the issuance of the stock. with piggy back registration rights any time he chooses. This right expires September 30th  2009.

4.
All notices, requests and instructions hereunder shall be in writing and delivered to each party at the addresses set forth above or to such other address as may from time to time be designated by a party hereto.

5.
In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or agreement shall in no way affect any other term, covenant, condition or provision or agreement contained herein, which shall remain in full force and effect.

6.	This Agreement contains all of the terms agreed upon by the parties with taped to the subject matter hereof. This Agreement has been catered into after full investigation.

7.
This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed within the State of New York without giving the effect to the conflict of law principals thereof.

8.	Goldsmith shall retain the name prevention insurance.

9.	Should the Quick pay spin off to Goldsmith exceed October 31, 2008 a penalty fee of $10,000 will be paid to Goldsmith

10.	No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

Please sign below to acknowledge the acceptance of the terms of this Agreement.
Very truly yours,

PARAGON CAPITAL LP
By:  /s/  Alan Donenfeld
ALAN DONENFELD
Managing Member of Paragon Capital Advisors LLC,
General Partner of Paragon Capital LP

ACCEPTED AND AGREED TO BY:
By:  /s/  Scott Goldsmith
SCOTT GOLDSMITH

ACCEPTED AND AGREED TO BY:
By:  /s/  Alan Donenfeld
ALAN P. DONENFELD
President